Exhibit 10.2

COMSCORE, INC.

Performance Restricted Stock Units Award Agreement

This PERFORMANCE RESTRICTED STOCK UNITS AWARD AGREEMENT (this “Agreement”) is made as of _____________, by and between comScore, Inc., a Delaware corporation (the “Company”), and _________________ (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”).
2.Grant of PRSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee, the Company has granted to the Grantee as of ____________ (the “Date of Grant”) __________ performance-based Restricted Stock Units (“PRSUs”). Subject to the degree of attainment of the performance goals established for these PRSUs, as approved by the Committee and thereafter communicated to the Grantee (the “Statement of Performance Goals”), the Grantee may earn from 0% to 200% of the PRSUs. Each PRSU shall then represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.Payment of PRSUs. The PRSUs will become payable in accordance with the provisions of Section 6 of this Agreement if the Restriction Period lapses and Grantee’s right to receive payment for the PRSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 5 of this Agreement.
4.Restrictions on Transfer of PRSUs. Subject to Section 15 of the Plan, neither the PRSUs evidenced hereby nor any interest therein or in the Common Stock underlying such PRSUs shall be transferable prior to payment to the Grantee pursuant to Section 6 hereof other than by will or pursuant to the laws of descent and distribution.
5.Vesting of PRSUs.

(a)
Subject to the terms and conditions of this Agreement, the PRSUs covered by this Agreement shall Vest on March 1, 2021 (the “Vesting Date”) to the extent that the performance goals described in the Statement of Performance Goals for these PRSUs are achieved, once determined and certified by the Committee in its sole discretion, conditioned upon the Grantee’s continuous service with the Company or a Subsidiary through the Vesting Date (the period from the Date of Grant until the Vesting Date, the “Vesting Period”). Except as otherwise provided herein, any PRSUs that do not so Vest will be forfeited, including if the Grantee ceases to be in continuous service with the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuous service” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s service as an Employee, Director or consultant to the Company or a Subsidiary. Continuous service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries. Further, continuous service shall not be considered interrupted or terminated in the case of the Grantee’s cessation of service as an Employee, Director or consultant to the Company or a Subsidiary (each, a “Participant Class”), so long as the Grantee continues serving in another Participant Class.

(b)
Except as otherwise provided in any employment, severance, change in control or similar agreement between the Grantee and the Company or any Subsidiary (an “Individual Agreement”), any PRSUs that have not Vested pursuant to Section 5 by the end of the Vesting Period will be forfeited automatically and without further notice after the end of the Vesting Period (or earlier if, and on such date that, Grantee ceases to be in continuous service with the Company or a Subsidiary prior to the end of the Vesting Period).

6.Form and Time of Payment of PRSUs.

(a)
Payment for the PRSUs, after and to the extent they have Vested (“Vested PRSUs”), shall be made in the form of Common Stock. To the extent the PRSUs are Vested PRSUs on the dates set forth below and to the extent such Vested PRSUs have not previously been settled, the Company will settle such Vested PRSUs as follows:

(i)
As soon as administratively practicable following (but no later than thirty (30) days following) the date of the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, payment of the Vested PRSUs shall be made to the Grantee;

(ii)
If the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code occurs prior to the Vesting of the PRSUs and the PRSUs Vest in accordance with an Individual Agreement, payment of the Vested PRSUs shall be made between March 1, 2021 and March 15, 2021; and

(iii)
On the date of a Change of Control, payment of the Vested PRSUs shall be made to the Grantee; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 6 as though such Change of Control had not occurred.

(b)
If the PRSUs become payable on the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, payment for the PRSUs shall be made on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Grantee’s “separation from service.” Notwithstanding the foregoing, if the Grantee dies following the Grantee’s “separation from service,” but before the six (6) month anniversary of the “separation from service,” then any payment delayed in accordance with this Section 6(b) will be payable as soon as administratively practicable after the date of the Grantee’s death.

(c)
Except to the extent provided by Section 409A of the Code and permitted by the Committee, no Common Stock may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.

(d)	The Company’s obligations to the Grantee with respect to the PRSUs will be satisfied in full upon the issuance of Common Stock corresponding to such PRSUs.
7.    Dividend Equivalents; Voting and Other Rights.

(a)
The Grantee shall have no rights of ownership in the Common Stock underlying the PRSUs and no right to vote the Common Stock underlying the PRSUs until the date on which the Common Stock underlying the PRSUs is issued or transferred to the Grantee pursuant to Section 6 above.

(b)
From and after the Date of Grant and until the earlier of (i) the time when the PRSUs Vest and are paid in accordance with Section 6 hereof or (ii) the time when the Grantee’s right to receive shares of Common Stock in payment of the PRSUs is forfeited in accordance with Section 5 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per PRSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the PRSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the PRSUs to which they relate.

(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

8.    Adjustments. The PRSUs and the number of shares of Common Stock issuable for each PRSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in Section 11 of the Plan.
9.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Grantee will satisfy such requirement in a manner determined by the Committee prior to any payment to the Grantee, including but not limited to a “sell to cover” transaction through a bank or broker. It shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee has satisfied such requirement in the form or manner specified by the Company. In no event will the market value of the Common Stock to be withheld, sold and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld.
10.    Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
11.    Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).
12.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
13.    No Right to Future Awards or Employment. The grant of the PRSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PRSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
14.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
15.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that

(a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
16.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
17.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).
18.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PRSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
19.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
20.    Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
21.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

SIGNATURES ON FOLLOWING PAGE

COMSCORE, INC.
By:

Name: Sara Dunn
Title: Senior Vice President, Human Resources

Grantee Acknowledgment and Acceptance

By:

Name: